EXHIBIT 20


March 1, 2004


Rent Shield Corp.
200 Yorkland Blvd.
Toronto, Ontario
M2J 5C1

Attention:  Sandro Sordi


Dear Mr. Sordi:

LETTER OF EXCLUSIVE BROKERAGE AGREEMENT
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This letter  confirm this  Company's  Agreement with Rent Shield Corp. to act as its exclusive broker to place any and all insurance so required by Rent Shield Corp., as it related to the RentShield Product, and any and all other products Rent Shield Corp. may be marketing in the future.

In consideration of Rent Shields exclusivity with Shield Financial Services (Canada) Inc., Shield Financial Service (Canada) Inc. agrees not to place any insurance which is similar to the needs of Rent Shield Corp. for any third party, without the written consent of Rent Shield, which consent maybe unreasonably withheld.


Yours truly,



Hugh Forrest
President

Agreed and accepted this 30th day of March, 2004


Rent Shield Corp.


Per:
     -------------------------------
       Sandro Sordi
       I have authority to bind the Company